Exhibit 10.12
McJunkin Red Man Holding Corporation
835 Hillcrest Drive
Charleston, WV 25311
December 22, 2008
Craig Ketchum 8311 S.
67th E. Ave.
Tulsa, OK 74136
Dear Craig:
     This letter agreement memorializes our mutual understanding that the amended and restated employment agreement entered into between you and McJunkin Red Man Holding Corporation (the “Company”) on September 24, 2008 (the “Employment Agreement”) shall be terminated in accordance with this letter agreement.
1.	Payment. In consideration of the termination of the Employment Agreement and of the covenants set forth below, you shall be paid a lump sum payment equal to $2,442,752.61 (the “Agreed Amount”). This payment represents the value of all amounts to which you would have become entitled during the remaining term of the Employment Agreement pursuant to Sections 2.1. 2.2 and 2.4 thereof, based on your continued service during such remaining term. The Agreed Amount (subject to all required withholdings) shall be paid to you in a lump sum on January 5, 2009, provided that the release attached hereto as Appendix A has been executed, delivered and has become irrevocable. It is understood and agreed that the Agreed Amount does not include any amounts accrued prior to the date hereof and payable pursuant to the terms of any of the company’s employee benefit plans, any such amounts to be paid in accordance with the terms of such plans and, if applicable, in compliance with Section 409A of the Internal Revenue Code and the regulations issued thereunder. Upon payment of the Agreed Amount, the Employment Agreement shall terminate and be of no further force and effect.

2.	Profits Units. On December 21, 2007, pursuant to the Limited Liability Company Agreement of McJ Holding LLC dated as of December 4, 2006 (the “LLC Agreement”), you were granted 381.3098 Profits Units (as defined in the LLC Agreement). Notwithstanding Section 7.2(a) of the LLC Agreement, in the event of the termination of your service as chairman of the board of directors of the Company and as a member of the board of directors of the Company at any time for any reason, zero percent (0%) of your Profits Units shall be subject to forfeiture.

3.	Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships. In consideration of your receipt of the Agreed Amount and other such consideration provided for herein, you agree to be bound by the covenants set forth in Appendix B to this letter agreement, which Appendix B shall be deemed to be incorporated in, and be a part of, this letter agreement.

4.	Governing Law. This letter agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.
     If the foregoing terms and conditions are consistent with your understanding, please sign this letter agreement below and return a copy to me.

Very truly yours,

McJUNKIN RED MAN HOLDING CORPORATION

/s/ Stephen W. Lake

	By:	Stephen W. Lake
	Title:	Executive Vice President, General
Counsel & Corporate Secretary

ACCEPTED AND AGREED:

/s/ Craig Ketchum
Craig Ketchum
[Signature Page to Craig Ketchum -Letter Agreement]